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                                 ADVANTUS FUNDS

                   Multiple Class Plan Pursuant to Rule 18f-3

                          Adopted October 22, 1998 and
                           Effective February 1, 1999
                                   Except for
                      Advantus Real Estate Securities Fund
                            Adopted October 25, 2001

         I.     PREAMBLE.

         Each of the funds listed below (each a "Fund", and collectively the "Funds"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Fund:

         Advantus Horizon Fund, Inc.
         Advantus Spectrum Fund, Inc.
         Advantus Mortgage Securities Fund, Inc.
         Advantus Bond Fund, Inc.
         Advantus Cornerstone Fund, Inc.
         Advantus Enterprise Fund, Inc.
         Advantus International Balanced Fund, Inc.
         Advantus Venture Fund, Inc.
         Advantus Index 500 Fund, Inc.
         Advantus Real Estate Securities Fund, Inc.

         This Plan sets forth the differences among classes of shares of the Funds, including distribution arrangements, shareholder services, expense allocations, conversion and exchange options, and voting rights.

         II.    ATTRIBUTES OF SHARES CLASSES.

         The attributes of each existing class of the existing Funds (i.e., Class A, Class B and Class C), with respect to distribution arrangements, shareholder services, and conversion and exchange options shall be as set forth in the following materials:

         A. Prospectuses of the respective Funds in the forms most recently filed with the Securities and Exchange Commission (the "SEC") prior to the effective date of this Plan (with respect to the Class A, Class B and Class C shares of each Fund) and as subsequently amended.

         B. Statements of Additional Information of the respective Funds in the forms most recently filed with the SEC prior to the effective date of this Plan (with respect to each Fund) and as subsequently amended.

         C. Class A Plan of Distribution in the form approved by the Board of Directors on October 22, 1998 (with respect to the Class A shares of each Fund).

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         D.     Class B Plan of Distribution in the form reapproved by the
                Board of Directors on January 14, 1998 (with respect to the Class B shares of each Fund).

         E. Class C Plan of Distribution in the form reapproved by the Board of Directors on January 14, 1998 (with respect to the Class C shares of each Fund).

         Expenses of such existing classes of the Funds shall continue to be allocated in the manner set forth in III below. Each such existing class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

         III.   EXPENSE ALLOCATIONS.

         Expenses of the existing classes of the existing Funds shall be allocated as follows:

         A. Distribution fees and service fees relating to the respective classes of shares, as set forth in the materials referred to in II above, shall be borne exclusively by the classes of shares to which they relate.

         B. Except as set forth in A above, expenses of the Funds shall be borne at the Fund level and shall not be allocated on a class basis.

         Unless and until this Plan is amended to provide otherwise, the methodology and procedures for calculating the net asset value of the respective classes of shares of the Funds and the allocation of income and expenses among the respective classes shall be as set forth in the "Description of the Methodology for Calculation of Net Asset Value, Dividend Distributions and Allocation of Income and Expenses" attached hereto as Exhibit A.

         The foregoing allocations shall in all cases be made in a manner consistent with such private letter rulings as the Funds may have received from the Internal Revenue Service with respect to multiple classes of shares.

         IV.    AMENDMENT OF PLAN; PERIODIC REVIEW.

         A. NEW FUNDS AND NEW CLASSES. With respect to any new Fund created after the date of this Plan and any new class of shares of the existing Funds created after the date of this Plan, the Board of Directors of the such new Fund and the existing Funds shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new Fund or of such new class of shares.

         B. MATERIAL AMENDMENTS AND PERIODIC REVIEWS. The Board of Directors of the Funds, including a majority of the independent directors, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Fund covered by this Plan.
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                                                                     Exhibit A

        DESCRIPTION OF THE METHODOLOGY FOR CALCULATION OF NET ASSET
            VALUE, DIVIDEND DISTRIBUTIONS AND ALLOCATION OF
                         INCOME AND EXPENSES

OVERVIEW

The Advantus Mutual Fund Group, formerly known as the MIMLIC Mutual Fund Group, (the Funds) has adopted a Variable Pricing System that allows the Funds to issue separate classes of shares. The issuance of separate classes of shares of the Funds requires the maintenance of accounting records for each class of shares within each Fund.

Under the Variable Pricing System, shareholders are given an option of how they will pay for sales commissions:

         (1) Class A shares - Shares sold subject to a front-end sales charge and a distribution and/or service fee pursuant to a Rule 12b-1 plan at an annual rate of up to .25% of average daily net assets.

         (2) Class B shares - Shares sold without the imposition of a front-end sales charge but subject to a contingent deferred sales charge and a Rule 12b-1 plan providing for a service fee equal to an annual rate of up to .25% and a distribution fee equal to an annual rate of up to .75% of the average daily net assets. It is contemplated that Class B shares will automatically convert to Class A shares of the same Fund after a specified holding period.

         (3) Class C shares - Shares sold without either a front-end sales charge or a contingent deferred sales charge. Class C has a Rule 12b-1 plan providing for a service fee equal to an annual rate of up to .25% and a distribution fee equal to an annual rate of up to .75% of the average daily net assets. It is contemplated that Class C shares will automatically convert to Class A shares of the same Fund after a specified holding period.

In addition to the distribution and service fees described above for each class, each of the two classes may also be assessed differing class-level expenses as described below. In the future, alternative product distribution methods may require additional classes of shares.

ALLOCATION METHODOLOGY

In maintaining the records and calculating the daily net asset values and daily and periodic dividend distributions for the Funds, the income, fund-level expenses, class-level expenses and realized and unrealized gains and losses must be allocated to each class of shares within each Fund. These allocations, with the exception of class-level expenses, depend upon the Fund's dividend policy. The two allocation methods are summarized as follows:
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         (1)      Daily Dividend Funds - Income and fund-level expenses are
                  allocated to each class based on the relative percentage of net assets of shares eligible to receive dividends (settled shares) at the beginning of the day, after such net assets are adjusted for the prior day's capital share activity of each class of shares as reported by the Fund's transfer agent on the current valuation date. Realized and unrealized gains and losses are allocated to each class based on the relative percentage of net assets at the beginning of the day, after such net assets are adjusted for the prior business day's capital share activity of each class of shares as reported by the Fund's transfer agent on the current valuation date.

         (2) Periodic Dividend Funds - Income, fund-level expenses and realized and unrealized gains and losses are allocated to each class based on the relative percentage of net assets at the beginning of the day, after such net assets are adjusted for the prior business day's capital share activity of each class of shares as reported by the Fund's transfer agent on the current valuation date.

A primary requirement in determining the daily net asset value and distributions for each class of shares, is the determination of which expenses are fund-level expenses and which expenses are class-level expenses. The appropriate accounting records will be maintained to properly identify fund-level and class-level expenses. Fund-level and class-level expenses are calculated in the following manner:

Fund-Level Expenses

Fund-level expenses are first determined for each Fund as a whole and then allocated to each class of shares based on the Fund's proportionate net assets, pursuant to the Fund's dividend policy, as previously described above.

         (1) Investment advisory fees - Daily investment advisory fees are calculated using the Fund's previous valuation day's net assets, after such net assets are adjusted for the prior business day's capital share activity, multiplying by the rate pursuant to each Fund's Investment Advisory Agreement and dividing by the number of days in the current year.

         (2) Other fund-level expenses - Daily accruals for each type of other fund-level expense may be determined based on expense estimates.

Class-Level Expenses

         (1) Distribution and service fees pursuant to a Rule 12b-1 Plan - Daily distribution and service fees are calculated separately for each class of shares based on the rates stated in the respective distribution plans for each class of shares. Each class' daily fee is calculated using the previous valuation day's net assets for that class, after such net assets are adjusted for the prior business day's capital share activity, multiplying by the appropriate distribution and service fee rate for the respective class and dividing by the number of days in the current year.
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         (2)      Other class-level expenses - Daily accruals for class-level expenses may be determined based on expense estimates for such expenses that have been specifically identified to a certain class of shares.

SUMMARY OF CONTROL OBJECTIVES, PROCEDURES AND CONTROLS

Control Objectives

In designing the accounting procedures and controls for the determination of net asset values and dividend distributions, including the allocation of income, expenses and realized and unrealized capital gains and losses, the following objectives must be met:

         (1) Expenses directly attributable to each class of shares are allocated properly to the correct class of shares.

         (2) Income, fund-level expenses and realized and unrealized capital gains and losses are allocated properly to the correct class of shares.

         (3) Dividend rates and daily per share net asset values (NAVs) for each class of shares reflect the proper allocation of income, expenses (both fund-level and class-level), and realized and unrealized capital gains and losses.

Procedures

The accounting records of the Funds are maintained by the Minnesota Life Insurance Company's Mutual Fund Accounting Unit (Mutual Fund Accounting). In addition to the books and records currently maintained for the Funds in accordance with regulatory and accounting requirements, records will be maintained to support the calculation of NAVs and distributions for each class of shares. The normal procedures and controls currently in effect over the daily accounting and recordkeeping for single class Funds will also apply to multiple class Funds. In addition, the specific procedures and controls resulting in the determination of daily net income for each class, as well as realized and unrealized capital gains and losses are as follows:

(1)      Allocations

(a) The basis for the daily allocations of income, fund-level expenses and realized and unrealized gains and losses to each class of shares is as follows:

         (1)      Daily Dividend Funds

                  Income and fund-level expenses are allocated to each class based on the relative percentage of net assets of dividend-eligible shares (settled shares) at the beginning of the day, after such net assets are adjusted for the prior day's capital share activity of each class of shares as reported by the Fund's transfer agent on the current valuation date. Dividend-eligible (also referred to as settled or paid) shares represent shares for which the Fund has received cash payment. Realized and unrealized gains and losses are allocated to each class based on the relative percentage of net assets at the beginning of the day, after such net assets are
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                  adjusted for the prior business day's capital share
                  activity of each class of shares as reported by the Fund's transfer agent on the current valuation date.

         (2)      Periodic Dividend Funds

                  Income, fund-level expenses and realized and unrealized gains and losses are allocated to each class based on the relative percentage of net assets at the beginning of the day, after such net assets are adjusted for the prior business day's capital share activity of each class of shares as reported by the Fund's transfer agent on the current valuation date.

(b) Class-level expenses are primarily determined by rates set forth in Fund agreements (i.e., distribution and service fees) and class net asset levels. Other class-level expenses may be determined based on expense estimates for such expenses that have been specifically identified to a certain class of shares.

(c) Fund-level expenses are determined by (a) rates set forth in Fund agreements (i.e., investment advisory fees) and Fund net asset levels;
         (b) fees approved by the Board of Directors (i.e., administrative services fees); (c) estimates of expenses incurred for services rendered.

(d) Investment income and realized and unrealized gains and losses are determined in total for the Fund in accordance with the accounting principles followed by each of the Funds.

(e) The amounts determined under (a) through (d) are entered into the Mutual Fund Accounting System (either through an automated mainframe interface with other accounting and administrative systems used by the Funds or manually by Mutual Fund Accounting personnel). These same amounts are entered, through an automated mainframe interface, into a "Net Asset Value Calculation Worksheet" (NAV Worksheet) which is an additional mainframe application within the Mutual Fund Accounting System. Amounts per the Mutual Fund Accounting System are verified by Mutual Fund Accounting personnel on the NAV Worksheet.

(f) The NAV Worksheet application allocates investment income, realized and unrealized gains and losses and fund-level expenses to each class of shares by the appropriate allocation method.

(g) The NAV Worksheet application determines daily net investment income by class by deducting fund-level and class-level expenses from investment income and adjusting such amount for any fund and/or class level expense waivers or reimbursements.

(2)      Distributions

Another component in the determination of class-level NAVs is distributions of net investment income and net realized gains to shareholders of each class. The two dividend declaration policies currently followed by the Funds are:
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(a)      Daily Dividend Funds - Declare dividends from the Fund's daily net investment income. Declare annual distributions of net realized short-term and long-term capital gains on investments.

(b) Periodic Dividend Funds - Declare dividends from net investment income on a periodic (quarterly) basis. Declare annual distributions of net realized short-term and long-term capital gains on investments.

The procedures for determining distributions of net investment income for each class are discussed below, by dividend declaration policy.

(a)      Net Investment Dividends

         (1) Daily Dividend Funds - The NAV Worksheet is used to calculate the daily net investment income and daily dividend per share. Daily net investment income to be distributed by class is determined as the allocated daily income amount (i.e., interest income and amortization of discount and premium) minus daily allocated fund-level expenses minus daily class-level expenses plus any fund or class-level expense waivers or reimbursements. The daily net investment income to be distributed by class will then be divided by the applicable class outstanding dividend eligible shares (settled shares) to get the daily per share dividend rate by class.

         (2) Periodic Dividend Funds - For Funds paying periodic dividends, net investment income available for distribution will be determined at the Fund level (i.e., in total for all classes) and entered into a Personal Computer spreadsheet. Class-level expenses will be added back to this amount to arrive at adjusted undistributed net investment income for the Fund as a total (i.e., net investment income available for distribution to all shares before consideration of any class-level expenses). The adjusted undistributed net investment income will divided by the total records date shares outstanding (for all classes) to determine a gross dividend rate for all shares. The gross dividend rate will then be adjusted by an per share class-level expenses (class-level expenses divided by the number of shares in that class) to obtain a dividend rate for each class. Fund-level and class-level expenses are also adjusted for any related waivers or reimbursements.

(b)      Capital Gains Distributions

         Distributions from net realized short-term and long-term capital gains are determined in the same manner for all classes, regardless of dividend declaration policy. Per share net realized capital gains are determined by dividing the total amount of net realized capital gains available for distribution by the total records date shares outstanding (for all classes).

(3)      Net Asset Values

After items (1) and (2) have been completed, the NAV Worksheet application will compute the total net assets for each class of shares and in total for each Fund. The NAV Worksheet
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application calculated the NAV by dividing the net assets for each class of shares by the respective shares outstanding. The NAV Worksheet application also calculated the public offering price for Class A shares.

A NAV control check is calculated each day on the NAV Worksheet by dividing the sum of the prior day's ending net assets by class plus the current day's change in net assets by class, by the class-specific shares outstanding.

In addition to the books and records currently maintained for the Funds in accordance with regulatory and accounting requirements, records are also maintained in support of the determination of NAV by class, and associated dividend distributions, and include expense accrual analyses supporting class-level expenses and dividend distribution rate analyses. Amounts allocated to each class (i.e., income and expense items and realized and unrealized capital gains and losses), as well as dividend distributions, are accounted for separately by class on a daily basis, including all shareholder activity, by the Mutual Fund Accounting System and other accounting and administrative systems used by the Funds. Note that the NAV Worksheet for determining and/or verifying each class NAV is fully integrated into the other accounting and administrative systems used by the Funds. As part of the accounting records of the Funds, these additional records are subject to the same procedures, reviews and controls currently exercised by Mutual Fund Accounting in maintaining their accuracy.

Controls

The internal control structure in place applies to single class and multiple class Funds. The additional controls required in accounting for additional classes of shares are as follows (these controls are performed by the same Mutual Fund Accounting personnel that perform control procedures for all the Advantus and MIMLIC Funds):

(1) The NAV Worksheet is an additional mainframe application with the Mutual Fund Accounting System, portions of which are integrated with other accounting and administrative systems used by the Funds, thereby eliminating the potential for data entry errors. The portions of the NAV Worksheet which require manual input are independently compared to source documents to minimize the risk of data entry errors.

(2) The sum of each class' net assets, shares outstanding, net investment income and realized and unrealized capital gains and losses must agree to the respective totals for the Fund.

(3) Relative movement of class NAVs and dividend rates are reviewed for reasonableness in relation to anticipated differences due to class-level expenses.

(4) Relative performance of the classes (i.e. returns, dividend yields, expense rations, etc.) is reviewed in relation to anticipated differences due to class-level expenses.

(5) Class-level expense basis points and class total expense basis points are reviewed and recalculated on a daily basis to ensure accurate allocation and agreement with the Fund's prospectus.
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FINANCIAL STATEMENT FORM AND CONTENT

At a minimum, the following disclosures are made in the annual and semi-annual financial statements issued to shareholders of Funds with multiple classes of shares:

Schedule of Investments of Securities

-  Shown in accordance with standard reporting practices.

Statement of Assets and Liabilities

-  Assets and liabilities are disclosed on a combined basis.

-  The components of net assets are disclosed on a combined basis.

- Information with regard to shares authorized, issued and outstanding and net asset value per share are disclosed for each class.

Statement of Operations

- Income and expenses are disclosed on a combined basis. Explicit disclosure is made of class specific expenses. Additionally, specific disclosure is made of fund-level and class-level expense waiver and reimbursements.

Statement of Changes in Net Assets

- Statement of changes information is disclosed on a combined basis. Explicit disclosure is made about dividends and distributions paid to each class and transactions in Fund shares (both dollars and shares) for each class.

Financial Highlights

- Per share data and ratios (excluding portfolio turnover rate) is disclosed for each class.

Notes to Financial Statements

In addition to the standard notes, the notes to financial statements include theses additional disclosures:

-  Description of each class and their respective attributes.

- Methodology used in allocating income, expense and realized and unrealized gains and losses to each class.

- Description of class-specific 12b-1 plans and any other class-level expenses.

-  Disclosure of transactions in Fund shares for each class.

-  Disclosure of sales charges for each class.